SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FX Energy, Inc.
(Name of Registrant as Specified in its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FX ENERGY, INC. 3006 Highland Drive, #206 Salt Lake City, Utah 84106 USA Telephone: (801) 486-5555 Facsimile: (801) 486-5575

May 2, 2014

Dear FX Energy Stockholder:

Our Proxy Statement for the 2014 Annual Stockholders’ Meeting of FX Energy, Inc., and our 2013 Annual Report are enclosed.  At this meeting, we will seek your support for the election of directors, a nonbinding advisory proposal related to executive compensation, and the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2014.

These are important considerations for all stockholders.  Therefore, the Board of Directors urges you to review each of these proposals carefully.  The enclosed proxy statement discusses the intended benefits as well as possible disadvantages of these proposals.

Your Board of Directors believes that the adoption of each of the proposals is in the best interests of all stockholders.

Sincerely,

FX ENERGY, INC.

/s/ David N. Pierce

David N. Pierce
President

FX ENERGY, INC.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2014

To the Stockholders of FX Energy, Inc.:

The 2014 Annual Stockholders’ Meeting of FX Energy, Inc. (the “Annual Meeting”), will be held June 12, 2014, in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah.  The Annual Meeting will convene at 10:00 a.m., local time, to consider and take action on the following proposals:

(1)	to elect two directors to serve until the expiration of their respective terms and until their respective successors are elected and qualified;

(2)	to consider a nonbinding advisory proposal on the Company’s executive compensation;

(3)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014; and

(4)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only owners of record of our common stock outstanding as of the close of business April 14, 2014 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the meeting to constitute a quorum for conducting business.

The attendance at and/or vote of each stockholder at the Annual Meeting is important, and each stockholder is encouraged to attend.

FX ENERGY, INC.
By Order of the Board of Directors

/s/ Scott J. Duncan
Scott J. Duncan, Secretary
Salt Lake City, Utah
May 2, 2014

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING TO BE HELD ON JUNE 12, 2014

On or about May 2, 2014, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to stockholders of record and beneficial owners directing them to a website where they can access our 2014 Proxy Statement and 2013 Annual Report (the “Annual Meeting Materials”).
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, is included in the 2013 Annual Report.  It was filed with the U.S. Securities and Exchange Commission on March 13, 2014.

Our Annual Meeting Materials are available at www.proxyvote.com, and both beneficial owners and stockholders of record can vote their shares and request that paper copies of the proxy materials be mailed to them at that website.

FX ENERGY, INC.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of FX Energy, Inc., to be voted at the Annual Meeting to be held in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on June 12, 2014, at 10:00 a.m., local time, or at any adjournment thereof.  Our Board of Directors, or Board, recommends that you vote as follows on the proposals at the Annual Meeting:

(1)	FOR the election of our two nominees set forth herein as our directors to serve as directors until the expiration of their respective terms and until their successors are elected and qualified;

(2)	FOR approval, by advisory vote, of the Company’s executive compensation; and

(3)	TO ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014.

Stockholders of record can vote their shares in person at the Annual Meeting, on the Internet at www.proxyvote.com, or by submitting the written proxy card as instructed.  Beneficial owners whose shares are held in a brokerage account can vote using the voting instruction form provided by their broker or on the Internet at www.proxyvote.com.

We will bear the entire expense of this proxy solicitation.  In addition to this solicitation, our officers, directors, and regular employees, who will not receive extra compensation for such services, may solicit proxies by mail, by telephone, or in person.  The Notice of Internet Availability of Proxy Materials was first mailed to stockholders on or about May 2, 2014.

Only holders of our 53,912,277 shares of common stock, par value $0.001, outstanding as of the close of business on April 14, 2014 (the “Record Date”), will be entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.  Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the Annual Meeting to constitute a quorum for conducting business.

If stockholders whose shares are held by a broker, bank, or other nominee (that is, in street name) do not vote on the Internet at www.proxyvote.com or otherwise submit voting instructions, such broker, bank, or nominee can vote the stockholder’s shares on “discretionary” items, but not on “nondiscretionary” items.  Discretionary items are proposals considered routine under the rules of the NASDAQ Stock Market, Inc., specifying the types of matters on which brokers may vote shares held in street name in the absence of voting instructions from the beneficial owner of such shares.  When a broker does not have discretion to vote on a particular nondiscretionary matter and the stockholder has not given timely instruction on how the broker should vote, the broker will indicate it does not have authority to vote such shares on its proxy, which is sometimes is called a “broker non-vote.”  All properly returned proxies, including broker non-votes, will be counted to determine if a quorum is present.

The election of directors is considered nonroutine.  Accordingly, brokers do not have discretion to vote on these proposals without the stockholder’s instruction.  Abstentions and broker non-votes will not be included in the totals for these proposals and will have no effect on the outcome of the vote.  The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014 is considered routine and, therefore, may be voted upon by brokers without stockholder instructions.

Officers and directors holding an aggregate of 3,051,218 shares of common stock, or approximately 5.7% of the outstanding shares, have indicated their intent to vote in favor of all proposals.

Our policy is that each member of the Board is encouraged, but not required, to attend the Annual Meeting.  No directors attended our annual meeting in 2013.

CORPORATE GOVERNANCE

Executive Officers, Directors

The following sets forth the name, age, term of directorship, and principal business experience of each or our executive officers and directors:

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Directors

David N. Pierce	68	1992	2014
President, Chief Executive Officer, and a director since 1992, Chairman from 1992 through 2003.  Co-founder with his brother, Andrew W. Pierce, of our predecessor, Frontier Exploration Company.  Executive capacities with privately held oil and gas companies since 1979 and an attorney with almost 40 years of experience in natural resources, securities, and international business law.  Mr. Pierce is a member of our Executive Well Approval Committee of the Board.  The Board believes Mr. Pierce should serve as a director because of his leadership and strategic vision for the Company.

Thomas B. Lovejoy	78	1995	2016
Chairman of the Board since October 2003, Executive Vice-President effective February 2007, Chief Financial Officer from 1999 to 2007, Vice-Chairman from 1995 through 2003, and a consultant to us from 1995 to 1999.  Between 1992 and 1999, principal of Lovejoy & Associates, Inc., Greenwich, CT, which provided financial strategic advice respecting private placements, mergers, and acquisitions.  From 1989 through 1992, Managing Director and Head of Natural Resources, Utility and Mining Groups of Prudential Securities, Inc., New York City.  From 1975 through 1988, Senior Vice President, Managing Director and Head of the Energy and Natural Resources Group of Blyth Eastman Dillon/PaineWebber, Inc.  From 1993 to 2001, Director of Scaltech, Inc., Houston Texas, a processor of petroleum refinery oil waste.  Graduate of Massachusetts Institute Of Technology and Harvard Business School.  Mr. Lovejoy was selected as a director because of his experience with and access to the energy capital markets and investment community.

Jerzy B. Maciolek	64	1995	2015
Vice-President of International Exploration and a director since 1995.  Employed by us since September 1995.  Instrumental in our exploration efforts in Poland.  Geophysicist with more than 35 years of experience in Poland, Kazakhstan, and western United States.  Graduate of the Mining and Metallurgy Academy in Krakow, Poland.  The Board chose Mr. Maciolek to be a director because of his familiarity with oil and gas exploration in Poland and his familiarity with its governmental, regulatory, and cultural environment.  He also identifies FX exploration plays in Poland and is leading our technical team in implementing these plays.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Arnold S. Grundvig, Jr.	65	2003	2016
One of our directors since 2003. President and Chief Financial Officer of A-Systems Corporation, a developer of accounting software, since 1993. Previously held various executive-level positions in financial management. Mr. Grundvig is a member of our Audit Committee and Nomination and Governance Committee and was appointed as Chairman of our Compensation Committee in early 2009. The Board believes Mr. Grundvig’s general business and financial experience and expertise contributes to the Board’s oversight.

Richard Hardman CBE	78	2003	2015
Technical Advisor to the Board since February 2003 and director since October 27, 2003. Over a career spanning more than 40 years, Mr. Hardman worked in oil and gas exploration as a geologist in Libya, Kuwait, Colombia, Norway, and the North Sea. Former Chairman of the Petroleum Society of Great Britain, former President of the Geological Society of London, European member of the Advisory Council of the American Association of Petroleum Geologists, and former Chairman and current committee member of APPEX, a farmout fair organization based in London. Commander of the British Empire in New Year Honours List of 1998 for services to the oil industry. Mr. Hardman is a member of our Nomination and Governance Committee, Compensation Committee, and Executive Well Approval Committee of our Board. The Board chose Mr. Hardman to become a director because of his extensive oil and gas exploration expertise, particularly in exploration areas that may be analogous to Poland.

Dennis B. Goldstein	68	2003	2014
Mr. Goldstein has been a director since October 2003, and was appointed Lead Director November 2003. Mr. Goldstein is an attorney who was formerly engaged in a natural resource practice for over 40 years. Mr. Goldstein is Chairman of our Nomination and Governance Committee and is a member of our Audit Committee and Compensation Committee. He previously served as a director from 1999 to 2002 and was a member of our Audit Committee prior to his resignation. The Board chose Mr. Goldstein to become a director because of his international natural resources experience in legal affairs.

H. Allen Turner	61	2007	2015
Mr. Turner was appointed to the Board in February 2007. Mr. Turner has 25 years of experience in finance, including 20 years as a senior executive at Devon Energy Corporation. Since 2001, Mr. Turner has served as an advisory director of Cortland Associates, a registered investment advisor. Mr. Turner is Chairman of our Audit Committee and a member of our Nomination and Governance Committee and Compensation Committee. The Board chose Mr. Turner to become a director because of his extensive executive experience in capital markets, strategic planning, and investor relations.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Executive Officers

Andrew W. Pierce	66	--	--
Vice-President of Operations since 1992, director from 1992 through his resignation in 2003. Co-founder with his brother, David N. Pierce, of our predecessor, Frontier Exploration Company. Almost 40 years of experience in oil and gas exploration, drilling, production and leasing, with primary management and line responsibility for drilling and completion activities.

Clay Newton	57	--	--	Vice-President of Finance, Treasurer, and Chief Accounting Officer since 2003 and a director from 2002-2003. Executive accounting and financial management for energy firms for over 25 years.

Scott J. Duncan	65	--	--	Vice-President Investor Relations and Secretary, director from 1993 through 2004. A financial consultant to us from our inception through April 1993.

Board Leadership Structure

Mr. Lovejoy, our Chairman and Executive Vice President, works closely with Mr. Goldstein, our Lead Director, in planning Board and committee meetings, setting agendas, and monitoring other Board and committee activities.

Director Independence

The Board has determined that Dennis B. Goldstein, Arnold S. Grundvig, Jr., Richard Hardman, and H. Allen Turner are “independent directors” as that term is defined in Rule 5605(a)(2) of NASDAQ.

Board Meetings and Committees

Board of Directors

The Board held four meetings during 2013 and one meeting to date in 2014.  The directors also discussed our business and affairs informally on numerous occasions throughout the year and took several actions through unanimous written consents in lieu of meetings.  Each of our directors attended more than 75% of the meetings of the Board and of the committees on which he served during the fiscal year.

Audit Committee

Our Audit Committee Charter, as amended, is available on our website, http://www.fxenergy.com.  Our Audit Committee is currently composed of three independent directors: H. Allen Turner, its Chairman, and Arnold S. Grundvig, Jr., both of whom the Board has determined to be an audit committee financial expert, and Dennis B. Goldstein.  The Board has determined all Audit Committee members to be independent as required by Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934.

The Audit Committee selects our independent accountants, approves the scope of audit and related fees, and reviews financial reports, audit results, debt and equity fundraising matters, internal accounting procedures, related-party transactions, when appropriate, and programs to comply with applicable requirements relating to financial accountability.  The Audit Committee met eight times during 2013 and has met two times to date in 2014, including meetings in early 2014 to review the results of the audit of our 2013 financial statements by our independent accountants and other related matters, as reported below.

Compensation Committee

Our Compensation Committee Charter is available on our website, http://www.fxenergy.com.  The Compensation Committee is responsible for reviewing performance of senior management, recommending compensation, and developing compensation strategies and alternatives throughout the Company.  The Compensation Committee met four times during 2013 and has met once to date during 2014, in addition to several informal telephone meetings throughout 2013.  Our Compensation Committee is composed of four independent directors: Arnold S. Grundvig, Jr., its Chairman, Richard Hardman, Dennis B. Goldstein, and H. Allen Turner.

Nomination and Governance Committee

Our Nomination and Governance Committee Charter is available on our website, http://www.fxenergy.com.  The Nomination and Governance Committee is responsible for recommendations to the Board respecting corporate governance principles and related documents and prospective nominees for director; Board member performance and composition; function, composition, and performance of Board committees; succession planning; director and officer liability insurance coverage; and directors’ responsibilities.  The Nomination and Governance Committee’s responsibilities also include the development of policies and procedures for compliance by us and our officers and directors with applicable laws and regulations.  The Nomination and Governance Committee met four times during 2013 and has met once to date during 2014.  Our Nomination and Governance Committee is composed of four independent directors:  Dennis B. Goldstein, its Chairman, Richard Hardman, H. Allen Turner, and Arnold S. Grundvig, Jr.

When considering candidates for directors, the Nomination and Governance Committee takes into account a number of factors, including the individual’s reputation for judgment, skill, integrity, and other relevant qualities; relevant business experience; level of professional accomplishments; independence from management under both NASDAQ and Securities and Exchange Commission definitions; existing commitments to other businesses; potential conflicts of interest with other pursuits; corporate governance background and experience; financial and accounting background for Audit Committee candidates; and the size, composition, and experience of the existing Board.  The charter provides that diversity is a factor the committee should consider in nominating directors.

The Nomination and Governance Committee will also consider candidates for directors suggested by stockholders using the above factors.  Stockholders wishing to suggest a candidate for director should write to Scott J. Duncan, Secretary of the Company, and include a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nomination and Governance Committee; the name of and contact information for the candidate; a statement that the candidate is willing to be considered and would serve as a director if elected; a statement of the candidate’s business and educational experience, preferably in the form of a resume or curriculum vitae; information regarding each of the factors identified above, other than facts regarding the existing Board, that would enable the Nomination and Governance Committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier, or competitor of the Company; and detailed information about any relationship or understanding between the stockholder and the proposed candidate.

Before nominating a sitting director for reelection at an annual meeting, the Nomination and Governance Committee considers the director’s performance on the Board and attendance at Board meetings and whether the director’s reelection would be consistent with our governance guidelines and ability to meet all applicable corporate governance requirements.

When seeking candidates for director, the Nomination and Governance Committee may solicit suggestions from incumbent directors, active stockholders, management, or others.  After conducting an initial evaluation of the candidates, the Nomination and Governance Committee will interview candidates that the Nomination and Governance Committee believes might be suitable for a position on the Board.  The Nomination and Governance Committee may also ask the candidate to meet with management.  If the Nomination and Governance Committee believes the candidate would be a valuable addition to the Board, it will recommend that candidate’s nomination to the full Board.

Executive Well Approval Committee

In early 2013, we created an Executive Well Approval Committee to act on the Board’s behalf in approving each exploratory well before our commitment to a third party to undertake activity if a drilling commitment is required between Board meetings or the Board’s unanimous written consent is not available.  The members of this committee are David N. Pierce, Chief Executive Officer, and Richard Hardman, Technical Advisor to the Board.  The Executive Well Approval Committee did not meet during 2013.

Rights Redemption Committee

In connection with the adoption of a stockholder Rights Agreement, the Board formed a Rights Redemption Committee during 2007 to perform certain functions in accordance with such agreement.  The Rights Redemption Committee must consist of at least three continuing directors, a majority of whom may not be our employees, and may consist of the entire Board.  All current directors are members of the Rights Redemption Committee.  The Rights Redemption Committee did not meet during 2013.

Policy on Stockholder Communications with Directors

Our stockholders that want to communicate with the Board or any of its committees, or with any individual director, can write to us at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106.  Such letter should indicate that it is from a Company stockholder.  Depending upon the subject matter, management will:

●	forward the communication to the director, directors, or committee to whom it is addressed;

●	attempt to handle the inquiry directly if it is a request for information about us or other matter appropriately dealt with by management; or

●	not forward the communication if it is primarily commercial in nature or if it relates to an improper topic or a topic irrelevant to a director’s duties.

At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the directors and make those communications available to the directors on request.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Ethics is available on our website, http://www.fxenergy.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to assist our directors in promoting the best interests of the stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable law and regulations, and maintenance of accounting, financial, or other controls.  The Corporate Governance Guidelines are available on our website, http://www.fxenergy.com.

Stockholder Proposals

No proposals have been submitted by our stockholders for consideration at the Annual Meeting.  It is anticipated that the next annual meeting of stockholders will be held during June 2015.  Stockholders may present proposals for inclusion in the proxy statement to be prepared in connection with the 2015 annual meeting of stockholders, provided the proposals are received by us no later than January 5, 2015, and are otherwise in compliance with applicable laws and regulations and the governing provisions of our Articles of Incorporation and Bylaws.

PROPOSAL 1.	ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board shall be divided into three classes, with each class as equal in number as practicable.  One class is to be elected each year for a three-year term.  At the Annual Meeting, two directors will be elected to serve three-year terms.

The Board has nominated David N. Pierce and Dennis B. Goldstein for election as our directors at the Annual Meeting, each to serve for a term of three years expiring at the 2017 annual meeting and until his successor is elected and qualified.  Our Nomination and Governance Committee recommended, and the Board unanimously approved, the nominations.

Our officers are elected following the annual meeting of the Board to hold office until their respective successors are elected and qualified.  The information concerning the nominees and directors and their security holdings has been furnished by them to us.  Biographical information and business experience of each person nominated and for each director whose term of office will continue after the Annual Meeting are discussed above.  (See “Corporate Governance: Executive Officers, Directors.”)

Recommendation of the Board

The Board recommends a vote “FOR” the election of nominees David N. Pierce and Dennis B. Goldstein as directors to serve in such capacities until the expiration of their terms at the 2017 annual meeting of stockholders and until their successors are elected and qualified.

Vote Required

Directors are elected by the affirmative vote of the holders of a plurality of the shares of common stock voted for the election of directors at the Annual Meeting.  Abstentions and broker non-votes will not be counted in the election of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2014, the name, address, and shareholdings of each person that owned of record, or was known by us to own beneficially, 5% or more of the common stock currently outstanding; the name and shareholdings of each director; and the shareholdings of all executive officers and directors as a group.  In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of March 31, 2014, by the exercise of options or the vesting of stock awards.  Unless indicated otherwise in the footnotes, each person named below has, to the best of our knowledge, sole voting and investment power respecting all shares of common stock shown as beneficially owned by each person:

	Amount
	and Nature of	Percent
Name	Beneficial Ownership	of Class(1)

Principal Stockholders:
BlackRock, Inc.(2)	3,638,604	6.8%

Directors:
David N. Pierce(3)	532,448	1.0
Thomas B. Lovejoy(4)	932,187	1.7
Jerzy B. Maciolek(5)	406,436	*
Dennis B. Goldstein(6)	140,996	*
Arnold S. Grundvig, Jr. (7)	52,149	*
Richard F. Hardman(8)	251,172	*

	Amount
	and Nature of	Percent
Name	Beneficial Ownership	of Class(1)

H. Allen Turner(7)	53,949	*

All executive officers and directors as a group (10 persons)(9)	3,450,115	6.4%
____	_______________

*      Less than 1%.
(1)
Calculations of total percentages of ownership outstanding for each person or group assume the exercise of derivative securities that are exercisable within 60 days of March 31, 2014, by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).

(2)	According to a Schedule 13G/A dated January 29, 2014, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022.
(3)	The calculation of beneficial ownership includes 117,294 shares held in Mr. Pierce’s retirement accounts and 70,690 stock options that were vested as of the table date.
(4)
The calculation of beneficial ownership includes 357,675 shares held in trust for the benefit of Thomas B. Lovejoy’s children, grandchildren, and a cousin; 156,480 shares held in Mr. Lovejoy’s retirement accounts; 10,000 shares held by Mr. Lovejoy’s spouse’s IRA account; 200,000 shares held by Lovejoy Associates, Inc. (of which Mr. Lovejoy is sole owner); and 40,395 stock options that were vested as of the table date.

(5)	The calculation of beneficial ownership includes 101,980 shares held in Mr. Maciolek’s retirement account and 63,116 stock options that were vested as of the table date.
(6)	The calculation of beneficial ownership includes 20,198 stock options that were vested as of the table date.
(7)	The calculation of beneficial ownership includes 10,099 stock options that were vested as of the table date.
(8)	The calculation of beneficial ownership includes 45,444 stock options that were vested as of the table date.
(9)	The calculation of beneficial ownership includes 398,897 stock options that were vested as of the table date.

Equity Compensation Plans

Number of Securities
	Number of		Remaining Available
	Securities To Be	Weighted-Average	for Future Issuance under
	Issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans
approved by security holders	2,551,928	$3.16	1,579,701

Since inception, we have issued options pursuant to stock option and award plans that have been adopted by the Board and approved by the stockholders.  As of December 31, 2013, we had 1,911,872 outstanding stock options with a weighted-average exercise price of $4.22 per share and unvested restricted stock awards of 640,056 shares under plans that have been approved by the stockholders.  We will not grant any compensatory options to officers, directors, or employees outside of stockholder-approved plans.

In addition to the specific provisions noted below, all outstanding options and restricted stock awards provide for antidilution adjustments to the number of shares issuable and the exercise or conversion price in the event of any stock split, stock dividend, or recapitalization of our common stock; restrict transfer; require us to reserve for issuance that number of shares issuable on exercise or conversion; require notice to the holder before certain extraordinary corporate events; require payment of the exercise price of options and warrants in cash or in such other type of consideration as specifically noted; are fully vested and exercisable unless otherwise indicated; and contain other similar miscellaneous items.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities.  Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the Securities and Exchange Commission during or respecting the last fiscal year ended December 31, 2013, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act.  Although Mr. David Pierce made all required filings, he subsequently discovered that the Form 5 for the fiscal year ended December 31, 2008, inadvertently omitted the gift of 17,000 shares made on December 21, 2008.  That gift was then disclosed on the Form 5 filed on February 6, 2014.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board has adopted a written Related-Party Transactions Policy for the review, approval, or ratification of related-party transactions and has given the Audit Committee the responsibility for overseeing the policy.  Related-party transactions consist of all current or proposed transactions, regardless of dollar value, in which we are a participant and any director, executive officer, or immediate family member of any director or executive officer has a direct or indirect material interest.  The policy requires all related-party transactions to be approved by the Audit Committee, which takes into account, among other things, whether the transaction is on terms that are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction.  We are not aware of any related-party transactions that would require disclosure under existing regulations.

REPORT OF THE COMPENSATION COMMITTEE

Our Compensation Committee is composed of directors who are not our employees and are independent, as that term is defined in NASDAQ Global Market listing standards.  Our Compensation Committee is responsible for developing and implementing compensation programs relating to compensation of our key employees, including the Chief Executive Officer and the other executive officers.  Our Compensation Committee has adopted a charter that describes its responsibilities in detail, and the Compensation Committee and Board review the charter on a regular basis.  Additional information about the Compensation Committee’s role in our corporate governance (including the Committee’s charter) can be found on our web site at www.fxenergy.com under the ‘Our Company’ section.

The Compensation Committee is responsible for establishing and administering our executive compensation programs.  Our Compensation Committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

The Compensation Committee:
Arnold S. Grundvig, Jr., Chairman
Dennis B. Goldstein
Richard Hardman
H. Allen Turner

The above report of our Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers, which consist of our Chief Executive Officer and the four other most highly compensated officers, for 2013 should be read together with the compensation tables and related disclosures set forth below.  This compensation discussion and analysis has been prepared by our management and reviewed by our Compensation Committee and Board.  This discussion is intended to provide perspective and context for the compensation tables that follow.  After its review, the Compensation Committee recommended the inclusion of this compensation discussion and analysis in this proxy statement.  See “Report of the Compensation Committee” above.  This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs.  Actual compensation programs that we adopt in the future could differ materially from currently planned programs as summarized in this discussion.

Overview

This compensation discussion and analysis covers the following topics:

●	the philosophy and objectives of our executive compensation program;

●	our process of setting executive compensation;

●	the components of our executive compensation;

●	internal pay equity and risk assessment; and

●	the tax considerations of executive compensation.

Company Overview / Summary of 2013 Performance

FX Energy is a unique, independent oil and gas company.  As the only U.S.-based company whose focus is on early-stage exploration in Poland and one of only a few of its size that operates outside the United States, we face many challenges that go beyond the typical risks associated with an established oil and gas company operating domestically.  These challenges include working with Poland’s governmental agencies as new energy policies and practices evolve, enhancing the knowledge base of the local industry, and working through a frequently changing political climate.  In addition, we face the risk of doing business in a former communist country, where exploration and environmental laws continue to change.  Finally, we have a national oil company as the partner and operator of the majority of our core Fences exploration area and principal purchaser of our share of production, which means we cannot control the timing and nature of many of our operations.

In addition, while we have been successful in many of our drilling operations and have established reserves and production, we continue to face significant exploration risk.  We recognize our risk profile and consider this and our unique operating circumstances when we set executive compensation.

During the past three years, including 2013, we have successfully executed on key objectives that we believe will translate into long-term value for our stockholders.  Highlights of our achievements over the past three years include:

●
During 2013, we successfully replaced our $55 million Reserve Based Lending Facility with a new, five-year, up to $100 Million Senior Reserve Based Lending Facility with BNP Paribas (Suisse) SA and ING Bank N.V.  The initial commitment of the facility amounts to $65 million.  We can seek to increase the commitment up to $100 million under certain conditions via an embedded accordion mechanism.  We believe this is a positive reflection of the success we have achieved in Poland and provides us with important financial flexibility as we increase the pace of our capital spending going forward.

●
In order to increase the commitment under our lending facility, we must continue to add proved reserves in Poland.  To that end, we have invested heavily over the past three years in prospect development.  During the past three years, we have spent more than $40 million in various three-dimensional (3D) and two-dimensional (2D) seismic projects, both in our core Fences area and in our other, 100%-owned concessions.  As a result, our inventory of drill-ready prospects is at its highest level.

●
We are continuing to build momentum in our capital investment program.  Since 2010, our capital investment has increased at a compound annual growth rate of 55%, reaching a record $50 million in 2013.  We expect our capital investment in 2014 to exceed 2013 levels.

●
Poland remains economically attractive for us.  Natural gas prices continue to show strength in the face of unsettled global politics and economies.  At the time of this report, the low-methane tariff in Poland was 31% higher than at year-end 2010.

●	The average gas price we received in 2013, taking into account currency fluctuations throughout the year, was 32% higher than the amount we received in 2010.

●
We continue to diversify our production risk profile.  At the time of this report, we were producing gas from seven wells in the Fences concession, with one additional well scheduled to begin production during 2014 and a second well scheduled to begin production in 2015.  We also have a minor amount of production from three wells in the Grabowka area.  At the end of 2010, we were producing gas from only four wells in Poland.

●
Since 2009 through 2013, our Polish partner and majority owner in our Fences project area designated us to act as the operator for permitting, designing, and constructing all new production facilities in Poland.

Notwithstanding our positive results, we continue to face challenges operating in a foreign country with a different economic system and culture, including:

●	a possible new hydrocarbon law that, if enacted as proposed, would increase the royalties and taxes we pay in Poland;

●	delays such as those associated with the commencement of production from our Winna Gora and Lisewo-1 wells in 2013, and our Kromolice-1, Sroda-4, and Kromolice-2 wells in prior years;

●	the pace at which Polskie Górnictwo Naftowe i Gazownictwo, or PGNiG, our operating partner in the Fences concession, wishes to proceed;

●
operating practices that differ from customary practices in the United States, which generally result in higher capital costs in Poland, longer lead times to drilling and first production, and lower initial production rates; and

●	volatile noncash adjustments for foreign currency fluctuations that continue to affect our net income in an unpredictable fashion.

Our executive compensation programs reflect the achievements and challenges stated above, as further described in our Compensation Discussion and Analysis.

Executive Compensation Philosophy

Our executive compensation program, composed primarily of salary, short-term incentives, and long-term incentives, is intended to align the interests of our executives with those of our stockholders.  We believe our program accomplishes this objective by rewarding performance that is designed to result in an increase in the value of our stockholders’ investments over time.  Accordingly, a significant portion of total compensation is directly related to our performance.  In order to build a direct link between stockholder interests and executive compensation, we have equity and cash incentive compensation programs that may account for a majority of an executive’s compensation.  This practice parallels compensation practices of our peer group.  In order to attract and retain the best talent, we compensate at a level that reflects the demand within our peer group for talented executives, especially in a cyclical industry environment.  In view of these circumstances, we must balance pay for performance with the need to attract, retain, and incentivize senior executives.  The Compensation Committee has the discretion to recommend rewards for superior performance or decreases for inferior performance.  While incentivizing performance, the design of our program is intended to mitigate excessive risk-taking by executives.  We believe our mix and structure of compensation promote sustained performance without motivating or rewarding excessive risk.

Advisory Vote on Executive Compensation

In 2011, we held our first stockholder advisory vote on the compensation paid to our Named Executive Officers in 2010, which resulted in more than 79% of votes cast approving such compensation.  As recommended by the Board, stockholders expressed their preference for an advisory vote on executive compensation once every three years, and we have implemented that recommendation.

The Compensation Committee evaluated the results of the 2011 advisory vote on executive compensation and the support expressed by stockholders at our 2011 meeting.  The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this compensation discussion and analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of comparative compensation data that included information regarding a selected peer group.  While each of these factors contributed to the Compensation Committee’s decisions regarding our executives’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say-on-pay” advisory vote.  Given the support stockholders expressed for our executive compensation programs, and the analysis of our peer group compensation practices, the Compensation Committee generally elected to continue the same principles in determining the types and amounts of compensation to be paid to the Named Executive Officers in 2013.  The Compensation Committee intends to monitor the results of future “say-on-pay” advisory votes when evaluating the effectiveness of our executive compensation policies and practices, particularly in the event of a negative vote or significant changes in the percentage of favorable votes regarding any such proposal.

Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in its charter, include each of the following:

●
developing and implementing compensation programs that enhance our ability to recruit and retain qualified executives, directors, and other personnel and developing and implementing equity and other performance awards programs that create long-term incentives for executive management, directors, and key employees by enabling them to acquire an equity stake in us;

●	reviewing and recommending to the Board, outside the presence of the Chief Executive Officer, the amount and manner of compensation of the Chief Executive Officer for final determination by the Board;

●
consulting with and considering the recommendations of the Chief Executive Officer respecting the amount and manner of compensation of the other executive officers and recommending to the Board the amount and manner of compensation for such executive officers for final determination by the Board; and

●	reviewing and recommending to the Board incentive awards under our equity and other award plans for executive officers, directors, employees, and other eligible participants.

Benchmarking Against Peer Companies

Peer Group Philosophy

We strive to compensate our executives competitively relative to industry peers.  Each year, our Compensation Committee spends considerable time selecting a relevant peer group, with input from management.  Our objective is to create a peer group that is: (i) based on financial metrics that we believe best represent the value of our Company and our peers as determined by the marketplace; (ii) representative of our industry focus; and (iii) comprised of companies that have an operating history of at least three years, which is consistent with the provisions of our Bonus Plan (as defined herein).

We recognize that various proxy advisory services have their own peer group selection criteria.  However, we believe our method best represents those companies with whom we are most comparable and also with whom we most likely compete for executive talent.  One proxy advisory service uses an algorithm that builds peer groups based on the inclusion or exclusion of companies in the peer groups of other companies, which seems to be a social networking approach.  We do not believe that a company should be included in our peer group simply because we are included in its peer group.  Another proxy advisory service includes a broader segment of the oil and gas industry in its peer group model, including master limited partnerships, oilfield services, and others, with different business and financial models.  In addition, some of the proxy advisory firms include companies with less than three years of operating history.

Peer Group Construction

We consider the following three financial measures when building our peer group: (i) market capitalization; (ii) enterprise value; and (iii) annual revenues.  Our goal is to build a group where our financial measures are approximately equal to or greater than the averages of the peer group.  The table below compares year-end 2012 company metrics for both FX Energy and our 2013 peer group:

We believe that these criteria were effective in yielding an appropriate peer group of comparable companies.  We further believe that our selections are conservative in that, for each criteria, we exceed the metrics of the group, which suggests that we are generally comparing ourselves to smaller peer group companies that typically pay executives less than larger firms.  Our industry peer group changes from time to time due to business combinations, asset sales, bankruptcies, and other types of events that cause peer companies to no longer exist or no longer be comparable.  The Compensation Committee approves any revisions to the peer group on an annual basis.  The following 18 companies comprised the industry peer group used during 2013 in connection with executive compensation decisions:

Abraxas Petroleum Corp.	Houston American Energy Corp.
Barnwell Industries, Inc.	Isramco, Inc.
Double Eagle Petroleum Co.	Ivanhoe Energy, Inc.
Evolution Petroleum Corp.	Magellan Petroleum, Inc.
GASCO Energy, Inc.	Miller Energy Resources, Inc.
GASTAR Exploration Ltd.	Panhandle Oil & Gas, Inc.
GeoMet Inc.	Royale Energy, Inc.
GMX Resources, Inc.	Triangle Petroleum Corp.
Harvest Natural Resources, Inc.	US Energy Corp.

The companies included in the selected peer group differ from those listed in the General Industry Classification Standard (“GICS”), a grouping commonly used by analytical services.  The Compensation Committee believes that the oil and gas exploration companies listed above constitute a more directly relevant compensation peer group than the broader GICS industry group.  The Compensation Committee believes that the GICS industry group does not have adequate pro-rata representation of international exploration companies and, since the GICS industry group that includes FX Energy also includes every public oil and gas company engaged in exploration and production, that the individual companies in the GICS industry group, on average, are too large to be representative of the operations of and assets available to FX Energy.

Using the Peer Group in Evaluating Compensation

We annually review competitive executive compensation based on public company data compiled by Equilar, Inc., an independent compensation data compiler.  We do not engage an independent compensation consultant.  In addition, we use both survey data and information from our industry peers as a framework in structuring our total compensation opportunities.  Actual compensation paid will be higher or lower than peer group averages, which is our benchmark level for compensation, depending on a number of factors, including Company and individual performance, performance of the peer group, accomplishment of our goals, our financial condition, and industry and economic conditions generally.

The benchmarking results provided background and context for the Compensation Committee’s recommendations and decisions.  The information regarding peer companies and pay practices of the peer group assisted in its analysis, but did not by itself determine the Compensation Committee’s award recommendation for any particular executive.

As part of the compensation review process, the Compensation Committee reviews each element and the mix of compensation that comprises the total executive compensation package.  This process includes comparing historical data for the executives in the peer group to similar data for our executives.  With the assistance of the Chief Executive Officer, the Compensation Committee assesses skills, experience, and achievements of the executives individually and as a group.  To support our compensation objectives, the Compensation Committee may recommend that the Board adjust elements of compensation for our executives to align them with the various elements of the peer group executives, making adjustments when appropriate in instances when elements are not directly comparable.  In addition to adjusting the allocation among elements of compensation for the executive group or Chief Executive Officer, as the case may be, individual pay may differ for any executive based on individual performance, tenure, retention considerations, and a subjective assessment of future potential.  We may also adjust compensation or individual elements of compensation based on internal equity among the executive group.

In executive sessions outside the presence of the Chief Executive Officer, the Compensation Committee reviews and recommends to the Board compensation for the Chief Executive Officer based on his performance, using the benchmark data as a reference point.  In consultation with the Chief Executive Officer, the Compensation Committee then recommends to the Board the amount of compensation for the remaining executives.  The Compensation Committee considers each of the performance factors in recommending the amount of each executive’s compensation.  The Board then reviews and considers the Compensation Committee’s recommendation in the light of its own analysis of these compensation factors and with further input from the Chief Executive Officer.

As discussed below, we believe our executive compensation program compares well to that of our peer group in terms of the components upon which compensation is based and the total compensation of each of our executive officers on an individual basis.

Executive Compensation Components

Our Board-approved executive compensation program consists of three key elements: base salary, annual cash incentives, and long-term incentives in the form of stock options and restricted stock awards.  The following charts illustrate the mix of compensation components, over the past three years, for our Chief Executive Officer and our other officers:

The actual amount ultimately realized by individual executives from their total compensation opportunities (other than base salary), if any, is dependent upon our actual operational, financial, and/or stock price performance as well as individual performance.  Accordingly, if our overall results fail to meet the goals established for the compensation opportunities, earned compensation is likely to fall below the peer group’s mean compensation.  Conversely, if our overall results exceed goals, compensation is likely to exceed the peer group’s mean compensation.

In addition to these three compensation elements, we also provide limited retirement compensation and other employee benefits.  The benefit plans are designed to encourage retention and reward long-term employment.  We believe perquisites for senior executives should be extremely limited in scope and value and should also be restricted to those types of perquisites that are available to all employees.

We supplement this compensation with some downside protection to minimize the turnover of executive talent and to ensure that our executives’ attention remains focused on our stockholders’ interests.  Such downside protection includes the use of employment and change of control agreements, which are discussed in more detail below.

Base Salary

To remain competitive with compensation levels of executives at comparable companies, we target the base pay of our executives at about the average of our peer group of companies.  We believe that targeting base pay at a competitive level helps fulfill our compensation program objective of attracting and retaining high-quality executives.  Each executive’s salary relative to this competitive framework varies based on the level of his responsibility, experience, time in position, internal pay equity considerations, and individual performance and is reviewed by the Compensation Committee on an annual basis.  Specific salary adjustments take into account these factors and the current market for management talent.

Analysis of 2013 Salaries

As a result of a review of peer group and other compensation data available, including current compensation trends, talent demand in the oil and gas industry, and consideration of our financial condition, we determined to maintain 2013 Named Executive Officer base salaries at their 2012 levels, which, with the exception of one executive, have remained unchanged since 2008.  We considered the impact of inflation in reviewing compensation levels and concluded that the current level of inflation does not warrant salary changes this year.  In total, we anticipate that the executive group’s base salaries would approximate or be slightly higher than the average of our peer group for executives for both 2012 and 2013.

Incentive Compensation

Our stock price is significantly influenced by global oil and gas prices, which are driven by macroeconomic factors that are outside of our control.  Accordingly, our incentive compensation program is designed to focus management’s efforts in areas where they have the most ability to drive long-term value appreciation.  To achieve this, we use a comprehensive incentive compensation structure, ensuring a suitable mix of operational and financial incentives based on:

●	annual and long-term performance;

●	absolute and relative performance measures; and

●	internal and external performance comparisons.

The following charts illustrate the mix of at-risk short-term (STI) and long-term incentive (LTI) compensation over the past three years for our Chief Executive Officer and other officers:

The following charts show the incentive compensation paid during the prior three years to our CEO and other officers (on an average, per-person basis), segregated between STI and LTI compensation, according to the terms of our incentive compensation programs discussed below:

Short Term Incentives

Cash Bonus Plan

As part of each executive’s performance-based compensation, we maintain the FX Energy Cash Bonus Plan (the “Bonus Plan”).  The purpose of the Bonus Plan is to make a significant portion of each executive’s total compensation variable based on our performance respecting goals that are set to enhance stockholder value over the long term.

The Bonus Plan calls for the Compensation Committee to review certain corporate performance criteria as it relates to our peers, as well as certain other absolute, company-specific measures of performance, and leaves the Compensation Committee the discretion to consider the achievement of other specific corporate objectives, individual contributions, general economic conditions, and other factors when making incentive awards for each year.  The Compensation Committee uses this information to recommend annual incentive awards to the Board.  The Bonus Plan provides for a preliminary award near year-end based on an analysis of Company performance to date and preliminary peer group data, followed by a final review and payment (which may be zero) later, once all peer group prior-year performance data becomes available.

We set target awards as a percentage of base salary at about the average of peer group award percentages for each executive position awarded during the preceding five years.  Target awards vary by position.  For example, our Chief Executive Officer’s target percentage tends to be higher than that of our other officers, as the members of our peer group tend to award their Chief Executive Officers a higher percentage of salary in the form of incentive payments than their other officers.  Accordingly, our Chief Executive Officer’s short-term incentive compensation tends to represent a greater percentage of total incentive compensation than that of our other officers.  Our success in meeting our corporate objectives (reviewed as of year-end) and each particular executive’s role in meeting those objectives are used to determine whether the actual award should be above, below, or at the anticipated peer group average.

In determining short-term cash incentive awards, the Compensation Committee reviews absolute corporate performance in the following areas: (i) production volume per share at year-end; (ii) reserves volume per share at year-end; (iii) earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses (EBITDAX) per share at year-end; and; (iv) net asset value per share at year-end.  We compare these measures to our own three-year history.  Each of these measures comprises 12.5% of the incentive award.  The incentive award for each measure is determined with reference to a performance matrix approved by the Compensation Committee at the beginning of the year, and the percentage contributions of all four measures are added to determine the overall annual incentive award.  Award percentages for the various quintiles range ratably from 0% in the bottom of the matrix to 25% at the top of the matrix.

In addition, the Compensation Committee reviews corporate performance relative to our peer group in the following areas: (v) three-year revenue growth per share; (vi) three-year reserve volume growth per share; (vii) three-year finding and development cost per unit of reserves; and (viii) one-year stock price change.  Each measure comprises 12.5% of the incentive award.  For each measure, the peer group members, including the Company, are ranked by performance order and divided into quintiles.  The incentive award for each measure is determined by the quintile ranking of the Company within the peer group, and the percentage contributions of all four measures are added to determine the overall annual incentive award.  Award percentages for the various quintiles range ratably from 0% in the bottom quintile to 25% in the top quintile.

We believe that success in these performance areas enhances stockholder value in both the short term and the long term.  Success in the areas of reserve additions and revenue growth, in particular, reflects our positive achievements in implementing our business model of translating early-stage exploration efforts into tangible assets and cash flow.  Lower than industry-average finding costs demonstrate our ability to find and drill exploration targets that contribute meaningfully to increases in reserve volumes and values.  Relative changes in share price reflect the market’s recognition of our progress in implementing our business model.  Success in the four absolute measures reflects the achievement of our internal objectives without regard to how our peers are performing.

2013 Incentive Awards

In determining a preliminary award for 2013, the Compensation Committee undertook the following review: (i) respecting the Bonus Plan’s absolute measures, the Compensation Committee compared our estimated 2013 performance with that of our own prior three-year performance; and (ii) respecting the Bonus Plan’s relative measures, the Compensation Committee compared our estimated 2013 performance to that of our peer group’s performance for the three-year period that ended in 2012.  The following table shows the level of achievement for each of the incentive plans goals:

Incentive Plan Measures	FX Energy Performance	Incentive Award Qualification

Absolute(1)
Reserves Growth	Below Target	0.00%
Production Growth	Below Target	0.00%
EBITDAX Growth	Below Target	0.00%
Net Asset Value Growth	Below Target	0.00%
vs. Peers
Reserves Growth	Quintile 3	12.50%
Revenue Growth	Quintile 4	18.75%
Finding Costs	Quintile 3	12.50%
Stock Price Growth	Quintile 2	6.25%
______________

(1)	Absolute measures are calculated on a per-share basis.

Based on these measurements, the Board approved preliminary incentive awards for 2013 equal to 75% of the estimated annual award, as shown in the following table, with the intent to review fully our relative and absolute performance and determine the final 2013 incentive awards after 2013 peer group data becomes available.  The 2013 interim award was approximately 73% of the 2012 interim award and 47% of the 2011 interim award:

Executive Officer	2013 Interim Award

David N. Pierce	$82,688
Thomas B. Lovejoy	39,375
Andrew W. Pierce	47,841
Jerzy Maciolek	47,841
Clay Newton	25,313

Long-Term Incentives

Equity Awards

We have equity compensation plans under which we annually grant restricted stock and stock options to eligible Named Executive Officers and other employees.  Equity incentives represent a significant element of our total compensation program.  As with other elements, the value received through various stock-based awards is included in our annual total compensation review process.  Each year, we collect and review competitive data from the peer group specifically on the use of, and value received through, equity incentives.  Our philosophy is that the award opportunity should match the range of awards made by our peers.  Individual awards may be further modified, based on a subjective assessment of individual performance, contribution, and future potential.

In 2011, our stockholders approved our 2011 Incentive Plan.  The purpose of the 2011 Incentive Plan is to further align our long-term incentive program with that of our peers.  We asked stockholders to approve a total number of shares for the plan equal to 7.5% of the number of our shares issued and outstanding, which is approximately equal to the mean number of shares that other companies in our peer group requested in equity incentive plans submitted to their stockholders for approval during the preceding three years.  Further, an annual total fixed award of 1.82% of the number of outstanding shares is approximately equal to the mean number of equity incentive awards granted by the other companies in our peer group.  Finally, a ratio of two-thirds of the annual award in options and one-third of the annual award in restricted stock is also approximately equal to the mean ratio of options and restricted stock granted by the other companies in our peer group.

Prior to 2011, our long-term incentive compensation consisted principally of restricted stock awards.  Restricted stock awards provide value in the form of our stock while resulting in lower share usage and lower dilution than the use of options and certain other types of equity awards.  In addition, the vesting conditions (discussed below) and opportunity for long-term capital appreciation, which are characteristic of restricted stock awards, help us achieve our objectives of retaining management and linking pay to our long-term stockholder value.  Restricted stock awards do not offer dividend or voting rights until they vest and the shares are subsequently released to the grantee.

Upon approval of the 2011 Incentive Plan and in keeping with the practice of our peer group companies, we decreased the number of restricted stock awards to each of our officers and added new stock option awards as the 2011 Incentive Plan provided.  The stock option awards now comprise two-thirds of our equity awards, with the balance being in the form of restricted stock awards.  Stock option awards directly align the interests of our executive officers and stockholders.  The stock option grants reward executives for growth in the value of Company stock over the long-term.  Stock options deliver value to an executive only if the share price, after the date of vesting, is above the grant price.  Therefore, stock price volatility will have a greater impact on total compensation results delivered from stock options compared to restricted stock awards.

Analysis of 2013 Equity Awards

Prior to 2011, our long-term incentive compensation was measurably lower than that of our peer group, dating back more than five years.  As discussed above, it is our belief that the implementation of our 2011 Incentive Plan has made our long-term compensation comparable to that of our peer group.

Vesting and Other Restrictions

Annual equity awards granted under our equity compensation plans typically vest 33% on each of the first three anniversaries of their grant date, contingent on continued employment with us.  In the case of supplemental awards, we may use a shorter or longer vesting period depending upon our retention objectives for the individual recipient.

Grant Timing and Pricing

Prior to 2011, we granted annual stock awards generally at or near our regularly scheduled, fourth quarter Board meeting each year.  In 2011, we granted our annual stock awards immediately following the approval of our 2011 Incentive Plan.  In 2012 and 2013, we granted our annual stock awards at our regularly scheduled, fourth quarter Board meeting, and we plan to continue this practice in the future.  Notwithstanding our grant schedule, we do not grant stock awards before the release of material, nonpublic information that is likely to result in change in our stock price.  We may change the date upon which equity awards are granted if there is unreleased material, nonpublic information.

Retirement Compensation

We do not offer a traditional pension plan.  We do have a 401(k) Stock Bonus Plan under which we make annual contributions, in the form of FX Energy stock, to the retirement account of each of our Named Executive Officers.  Each executive is encouraged to retain the contributed stock for at least one year, and as of the date of this report, no executive has sold any of the shares so contributed.  We believe that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan or any employee stock purchase, employee stock ownership, deferred compensation, or supplemental early retirement plans.

Other Compensation

We offer limited other perquisites and benefits to our executives, which are reflected in the relevant tables and narratives that follow.  The executives participate in basic Company-wide plans and programs, such as group medical, dental, and life insurance, in accordance with the terms of the programs and on the same terms as all other domestic, administrative employees.  We do not offer disability insurance, automobile allowances, Company-provided automobiles, club memberships/dues, financial planning allowances, security services, or sign-on or retention bonuses.

Clawback Policy

We have the right to “clawback” our long-term incentive compensation paid to any executive who commits specific acts of fraud or dishonesty that result in a required restatement of our financial statements.  Additionally, the Chief Executive Officer or Chief Financial Officer might be required to reimburse us for any incentive compensation, bonus, or equity received within the 12-month period following the filing of materially noncompliant financial reports requiring an accounting restatement due to specified misconduct.

Stock Ownership Guidelines

We have not set stock ownership guidelines for our directors and Named Executive Officers; however, each member of our senior management owns Company stock equal to a minimum of 300% of his annual salary.  In addition, each of our independent directors also owns Company stock equal to a minimum of 300% of his annual cash compensation as a director.

Internal Pay Equity

Our core compensation philosophy is to pay our Named Executive Officers competitive levels of compensation that reflect their individual responsibilities and contributions to us, while providing incentives to achieve our business objectives.  While comparisons to compensation levels of similarly situated executives at companies in our peer group are beneficial in assessing the competitiveness of our various programs, we recognize that our compensation programs must also be internally consistent and equitable.  The Compensation Committee and Board evaluated the mix of the individual elements of compensation paid to our executives, as well as the overall composition and responsibilities of the executive team.  We do not have a formal policy that addresses Chief Executive Officer compensation multiples as they relate to other Named Executive Officers; however, the Chief Executive Officer’s total compensation has historically been less than 150% of the average total compensation of the other Named Executive Officers.

FX Energy’s exploration initiative in Poland was originally founded by three individuals, David N. Pierce (currently the Chief Executive Officer), Andrew W. Pierce, and Jerzy B. Maciolek.  In recognition of their initial vision and ongoing contribution to our success, we keep the salaries of Andrew W. Pierce and Jerzy Maciolek at the same level.

Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and evaluation of performance results in the correct level of risk taking, and assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.  Several features of our programs reflect sound risk-management practices.  As examples, both net asset value and EBITDAX involve the use of net cash available or generated.  The Compensation Committee believes that, in a capital-intensive industry like oil and gas exploration, cash assets and cash flow, as well as long-term reserve growth and cost of finding reserves, are important determinants of our overall risk exposure.  We believe our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the threat of excessive risk-taking in the short term.  Further, the performance criteria reviewed by the Compensation Committee in determining cash bonuses are Company-wide, and the Compensation Committee and Board use their subjective judgment and discretion in recommending and approving bonus levels for our executives.  This is based on the Compensation Committee’s and the Board’s belief that applying Company-wide metrics encourages decision making that is in the best, long-term interests of the Company and our stockholders.  The multi-year vesting of our equity awards for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk.

Tax Considerations

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit our federal income tax deductions for compensation expense in excess of $1 million paid to Named Executive Officers.  However, performance-based compensation can be excluded from the limit so long as it meets certain requirements.

No executive of FX Energy, including our Chief Executive Officer, has received nonperformance-based compensation in any given year in excess of $1 million.

Section 409A of the Internal Revenue Code

To the extent one or more compensation elements provided to executives are subject to Section 409A of the Internal Revenue Code, we intend that these elements be compliant so that the executives are not subject to increased income or penalty taxes imposed by Section 409A.  Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation.  We believe that if the adverse tax consequences of Section 409A become applicable to our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees.  We intend to operate our compensation arrangements so that they are compliant with or exempt from Section 409A and have, therefore, amended or modified our compensation programs and awards, including our employment agreements, to the extent necessary to make them compliant or exempt.  We have also agreed to provide additional payments to our Named Executive Officers in the event that an additional tax is imposed under Section 409A.

2013 Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended December 31, 2013:

				Stock	Restricted	All Other
				Option	Stock	Compen-
		Salary	Bonus	Awards	Awards	sation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)

David N. Pierce	2013	$367,500	$ 82,688(3)	$116,876	$118,124	$86,891	$ 772,079(3)
President	2012	367,500	192,938(4)	154,651	148,470	81,281	944,840(3)
Chief Executive Officer	2011	367,500	349,435(5)	198,944	179,883	73,114	1,168,876(4)

Thomas B. Lovejoy	2013	262,500	39,375(3)	66,787	67,499	81,920	518,081(3)
Chairman	2012	262,500	91,875(4)	88,372	84,843	84,234	611,824(3)
Executive Vice President	2011	262,500	143,141(5)	113,682	102,789	80,756	702,868(4)

Andrew W. Pierce	2013	283,500	47,841(3)	104,353	105,470	64,053	605,217(3)
Vice President Operations	2012	283,500	111,628(4)	138,082	132,566	61,179	726,955(3)
	2011	283,500	149,632(5)	177,628	160,609	57,552	828,921(4)

Jerzy B. Maciolek	2013	283,500	47,841(3)	104,353	105,470	84,926	626,090(3)
Vice President Exploration	2012	283,500	111,628(4)	138,082	132,566	75,147	740,923(3)
	2011	283,500	149,632(5)	177,628	160,609	69,840	841,209(4)

Clay Newton	2013	225,000	25,313(3)	62,612	63,284	73,574	449,783(3)
Vice President Finance	2012	225,000	59,063(4)	82,849	79,539	69,520	515,971(3)
	2011	225,000	117,581(5)	106,578	96,363	66,859	612,381(4)
________________

(1)
The amount includes the fair value of stock awards on the date of grant as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, formerly Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.  For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.  The table below shows the 2013 stock grants to each of the Named Executive Officers:

Name	Stock Option Awards	Restricted Stock Awards
David N. Pierce	69,896	34,948
Thomas B. Lovejoy	39,941	19,970
Andrew W. Pierce	62,407	31,204
Jerzy B. Maciolek	62,407	31,204
Clay Newton	37,444	18,723

(2)	The amounts reported for each of the Named Executive Officers in “All Other Compensation” for 2013 are shown below (in dollars):

	Company Contributions
	to Defined Contribution	Insurance Premiums and
Name	401(k) Plans	Medical Reimbursement
David N. Pierce	$51,000	$35,891
Thomas B. Lovejoy	51,000	30,920
Andrew W. Pierce	51,000	13,053
Jerzy B. Maciolek	51,000	33,926
Clay Newton	45,000	28,574

(3)
The bonus consists of a preliminary award under our Bonus Plan for 2013 that was reported in our annual report on Form 10-K for the year ended December 31, 2013. A final award may be approved by the Board later in 2014.

(4)
The bonus consists of a preliminary award under our Bonus Plan for 2012 that was reported in our annual report on Form 10-K for the year ended December 31, 2012, plus a subsequent award approved by the Board in May 2013 following the review of peer group operating and compensation data.

(5)
The bonus consists of a preliminary award under our Bonus Plan for 2011 that was reported in our annual report on Form 10-K for the year ended December 31, 2011, plus a subsequent award that was approved by the Board in May 2012 following the review of peer group operating and compensation data.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We maintain the following executive compensation programs for our Named Executive Officers:

●	base salary;

●	annual cash incentive compensation;

●	equity-based awards;

●	401(k) retirement benefits;

●	other employee benefits; and

●	employment and change in control agreements

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Executive Compensation Philosophy” section on page 13.

Outstanding Equity Awards at 2013 Year-End

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2013, for each of the Named Executive Officers.  The table also reflects unvested and unearned stock awards:

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
			Equity					of	Value of
			Incentive					Unearned	Unearned
	Number of		Plan				Market	Shares,	Shares,
	Securities		Awards:			Number of	Value of	Units or	Units or
	Underlying	Number of	Number of			Shares or	Shares or	Other	Other
	Unexer-	Securities	Securities			Units of	Units of	Rights	Rights
	cised	Underlying	Underlying			Stock	Stock	That	That
	Options (#)	Unexercised	Unexercised	Option	Option	Held That	That	Have	Have
	Exer-	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Not	Not
Name	cisable(1)	Unexercisable	Options(#)	Price($)	Date	Vested(#)	Vested($)(2)	Vested(#)	Vested($)

David N. Pierce	47,400	23,699	71,099	$5.06	09/16/21	70,087(3)	$256,518	-	-
	23,290	46,579	69,869	4.25	11/15/22	-	-	-	-
	-	69,896	69,896	3.38	11/15/23	-	-	-	-
Thomas B. Lovejoy	27,086	13,542	40,628	5.06	09/16/21	40,049(4)	146,579	-	-
	13,309	26,616	39,925	4.25	11/15/22	-	-	-	-
	-	39,941	39,941	3.38	11/15/23	-	-	-	-
Andrew W. Pierce	42,321	21,160	63,481	5.06	09/16/21	62,578(5)	229,035	-	-
	20,795	41,588	62,383	4.25	11/15/22	-	-	-	-
	-	62,407	62,407	3.38	11/15/23	-	-	-	-
Jerzy B. Maciolek	42,321	21,160	63,481	5.06	09/16/21	62,578(5)	229,035	-	-
	20,795	41,588	62,383	4.25	11/15/22	-	-	-	-
	-	62,407	62,407	3.38	11/15/23	-	-	-	-
Clay Newton	25,393	12,696	38,089	5.06	09/16/21	37,547(7)	137,422	-	-
	12,477	24,953	37,430	4.25	11/15/22	-	-	-	-
	-	37,444	37,444	3.38	11/15/23	-	-	-	-

(1)
We granted all options effective for 10 years.  The options vest ratably over a three-year period beginning with the first third vesting one year after the date of grant, the second third vesting two years after the date of grant, and the final third vesting three years after the date of grant.

(2)	Market value of shares of stock that have not vested is based on the December 31, 2013, closing market price for a share of our common stock, which was $3.66.

(3)
Mr. Pierce’s restricted shares will vest as follows: 11,850 shares on September 16, 2014; 11,645 shares on each of November 15, 2014 and 2015; 11,649 shares on each of November 15, 2014 and 2015; and 11,650 shares that vest on November 15, 2016.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies, retires, or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(4)
Mr. Lovejoy’s restricted shares will vest as follows: 6,771 shares on September 16, 2014; 6,654 shares on each of November 15, 2014 and 2015; 6,657 shares on each of November 15, 2014 and 2015; and 6,656 shares that vest on November 15, 2016.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies, retires, or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(5)
Mr. Pierce’s restricted shares will vest as follows: 10,580 shares on September 16, 2014; 10,398 shares on each of November 15, 2014 and 2015; 10,401 shares on each of November 15, 2014 and 2015; and 10,402 shares that vest on November 15, 2016.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies, retires, or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(6)
Mr. Maciolek’s restricted shares will vest as follows: 10,580 shares on September 16, 2014; 10,398 shares on each of November 15, 2014 and 2015; 10,401 shares on each of November 15, 2014 and 2015; and 10,402 shares that vest on November 15, 2016.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies, retires, or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(7)
Mr. Newton’s restricted shares will vest as follows: 6,348 shares on September 16, 2014; 6,238 shares on each of November 15, 2014 and 2015; 6,241 shares on each of November 15, 2014, 2015, and 2016.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(2)

David N. Pierce	--	$ --	37,495	$129,224
Thomas B. Lovejoy	--	--	21,426	73,843
Andrew W. Pierce	--	--	33,478	115,380
Jerzy B. Maciolek	--	--	33,478	115,380
Clay Newton	--	--	20,087	69,228

(1)	This value is the difference between the option exercise price and the market value of the underlying shares on the date of exercise, multiplied by the number of shares.
(2)	This value is the market value of the shares on the vesting date multiplied by the number of shares.

Other Potential Post-Employment Compensation

Our analysis of the accumulated wealth of our Named Executive Officers shows that a significant portion of their financial well-being is dependent on their compensation and the performance of our common stock.  Accordingly, as part of our program to retain our key employees, we have extended employment and change in control agreements to all of our Named Executive Officers.  These are separate agreements, with the employment agreement covering only the terms of employment and the change in control agreement covering only a change in Company control.  The following summaries describe potential payments payable to our Named Executive Officers upon termination of employment or a change in control.  The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates, as well as the discretion of the Compensation Committee.

Employment Agreements

We have entered into agreements with each of our Named Executive Officers providing for the terms of employment.  Each of the agreements has an initial term of two and one-half years; provided, however, that such agreements will automatically be renewed each anniversary for successive two and one-half year terms unless we deliver to the applicable executive written notice of nonrenewal at least 40 days before the expiration date.  All of the agreements were entered into on January 1, 2007.  Notwithstanding the foregoing, these agreements automatically terminate upon the earlier of a change in corporate control (as defined in the change in corporate control agreements described below) or such time as the applicable executive ceases to be employed by us for any reason.

Change in Control Agreements

We also have agreements with our Named Executive Officers providing for certain enhanced severance benefits only in the event of severance following a change in corporate control.  Each of the double-trigger agreements has an initial term of one year, and the expiration date will automatically be extended for one additional year unless in the 60-day period immediately preceding any anniversary date of the agreement either we or the applicable executive rejects such automatic extension.  These agreements were entered into on January 1, 2007.

David N. Pierce

If, following a change in control, we terminate Mr. Pierce’s employment other than for cause (as defined in the agreement) or Mr. Pierce resigns for the reasons defined in the agreement, Mr. Pierce will be entitled to severance pay and up to 24 months of continued healthcare coverage.  The severance pay is payable in a lump sum six months after his termination and is equal to two times the greater of: (i) his then-current annual salary; or (ii) his salary plus bonus compensation for the year most recently ended, including amounts subsequently awarded under our Bonus Plan respecting such year after final peer group performance data are available.  In addition, all unvested options, restricted shares, and other equity-based awards will be immediately vested.  Under Mr. Pierce’s change in control agreement, Mr. Pierce will be entitled to receive similar severance payments and benefits as those described above if we terminate his employment other than for cause or Mr. Pierce’s employment is terminated by death or disability within two years after a change in control (as defined in the agreement).  The agreements do not provide for a gross-up of income taxes resulting from a payment under either of the agreements for Mr. Pierce or for any of our other Named Executive Officers.

If Mr. Pierce’s employment had been terminated under the circumstances noted in the table below as of December 31, 2013, payments and benefits to him would have an estimated potential value as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance	Benefits(1)	Equity Awards	Total(1)

Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause / Change in Control / Death	1,120,875	37,512	276,089	1,434,476

(1)      Includes two years of group medical, dental, and life insurance premiums.

Named Executive Officers (Other Than David N. Pierce)

The change in control agreements of the Named Executive Officers other than David N. Pierce have the same terms as discussed above regarding his agreement.  Assuming the employment of the Named Executive Officers noted in the tables below was terminated under the circumstances noted in the table on December 31, 2013, payments and benefits to each Named Executive Officer would have estimated potential values as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance	Benefits(1)	Equity Awards	Total(1)

Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause / Change in Control / Death
Thomas B. Lovejoy	708,750	37,512	157,763	904,025
Andrew W. Pierce	790,256	15,118	246,509	1,051,883
Jerzy B. Maciolek	790,256	26,472	246,509	1,063,237
Clay Newton	568,125	22,063	147,906	738,094

(1)      Includes two years of group medical, dental, and life insurance premiums.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each nonemployee director who served on our Board in 2013.  Directors who are our employees are not compensated for their services:

					Change in
					Pension
	Fees			Non-Equity	Value and
	Earned			Incentive	Nonqualified
	or			Plan	Deferred	All Other
	Paid in	Option	Stock	Compen-	Compen-	Compen-
	Cash	Awards	Awards	sation	sation	sation
Name	($)(1)	($)	($)(2)	($)	Earnings	($)	Total ($)

Dennis B. Goldstein(3)	$51,000	$33,393	$33,753	-	-	$ -	$118,146
Arnold S. Grundvig, Jr.(4)	56,000	16,696	16,876	-	-	-	89,572
Richard Hardman(5)	85,000	75,134	75,938	-	-	-	236,072
H. Allen Turner(4)(6)	53,250	16,696	16,876	-	-	-	86,822

(1)      Nonemployee directors receive the following annual cash compensation:
·	an annual retainer of $20,000;
·	an additional annual retainer of $20,000 for the Lead Director;
·	an additional annual retainer of $20,000 for the Capital Markets Director;
·	an additional annual retainer of $25,000 for the Chairman of the Compensation Committee;
·	an additional annual retainer of $57,000 for the Technical Advisor;
·	an additional annual retainer of $5,000 for the Chairman of the Audit Committee;
·	a fee of $2,000 for each Board meeting attended;
·	a fee of $750 for each Audit Committee meeting attended; and
·
each director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities.

(2)      Nonemployee directors receive the following awards:
·	an annual grant of 4,993 shares of restricted stock and 9,985 stock options;
·	an additional annual grant of 4,993 shares of restricted stock and 9,985 stock options for the Lead Director; and
·	an annual grant of 17,474 shares of restricted stock and 34,948 stock options for the Technical Advisor.
The amount includes the fair value of stock awards on the date of grant as calculated in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.
(3)	Lead Director and Chairman of the Nomination and Governance Committee.
(4)
Mr. Grundvig served as Chairman of the Audit Committee until June 4, 2007, at which time Mr. Turner was appointed to serve as Chairman of the Audit Committee.  Mr. Grundvig was appointed Chairman of the Compensation Committee in 2009.

(5)	Technical Advisor to the Board.
(6)	Capital Markets Advisor to the Board.

PROPOSAL 2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders.  Section 14A of the Securities Exchange Act, and related policies approved by the stockholders in 2011, require us to provide our stockholders a “Say-on-Pay” vote.  This vote gives you, as a stockholder, the opportunity to endorse or not endorse the compensation of our Named Executive Officers through the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis, executive compensation tables, and accompanying narrative discussion in the Proxy Statement.

As described in this Proxy Statement under “Executive Compensation—Compensation Discussion and Analysis,” our compensation programs are designed to:

●	be competitive with peer companies in our industry;

●	give us the ability to attract and retain talented senior leaders;

●	maintain an appropriate balance between fixed and variable short-term and long-term incentive opportunities, with an emphasis on compensation that is “at risk”; and

●	reward creation of long-term stockholder value through increased stockholder returns.

We believe that our compensation program, with its balance of base salary, short-term bonus plan, and long-term incentives (including stock option and restricted stock awards), rewards sustained performance that is aligned with long-term stockholder interests.  Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures contained in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board

The Board recommends voting “FOR” approval of the above resolution approving executive compensation.

CHANGE IN ACCOUNTANTS

As previously disclosed in our current report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2013, the Audit Committee unanimously approved termination of the engagement of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013.

The report of PWC on our consolidated financial statements for the years ended December 31, 2012 and 2011, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years and through September 5, 2013, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the consolidated financial statements for such years.  During the fiscal years ended December 31, 2012 and 2011, and through September 5, 2013, there have been no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided PWC with a copy of the foregoing disclosures, and PWC furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.  A copy of PWC’s letter dated September 10, 2013, was attached as Exhibit 16.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2013.

On September 5, 2013, our Audit Committee unanimously approved the engagement of Grant Thornton, LLP, as our registered public accounting firm, to report on our financial statements for the year ending December 31, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the financial reporting process for us on the Board’s behalf.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the annual financial statements included in the Annual Report and filed with the Securities and Exchange Commission.  The Audit Committee also reviewed the unaudited financial statements filed with each of our quarterly reports on Form 10-Q.

The Audit Committee discussed with management and the independent registered public accountants the acceptability and the quality of the accounting principles used in the financial statements.  These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, the reasonableness of the significant judgments and management decisions made in developing the financial statements, and the independent registered public accountants’ evaluation of our internal controls.

The Audit Committee met in executive session with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, including those required by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees.  In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures required by Public Company Accounting Oversight Board Rule 3526; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of nonaudit services was compatible with maintaining the accounting firm’s independence.

The Audit Committee has also discussed with our management and our independent registered public accountants issues related to the overall scope and objectives of the audits conducted, the internal controls used by us, and the selection of our independent registered public accountants.

The Audit Committee discussed with management our disclosure controls and procedures and the certifications by our Principal Executive Officer and Principal Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of our filings with the Securities and Exchange Commission.  During 2013, we did not engage Grant Thornton LLP or PWC to perform any management or financial information systems design consulting services.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by:	H. Allen Turner, Chairman
Arnold S. Grundvig, Jr.
Dennis B. Goldstein

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Registered Public Accountants

Audit Fees

The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2013, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, comfort letters, and for assistance with documents filed with the Securities and Exchange Commission were $222,000.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ended December 31, 2013, comfort letters, and for assistance with documents filed with the Securities and Exchange Commission were $120,000.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2012, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, comfort letters, and for assistance with documents filed with the Securities and Exchange Commission were $321,750.

Audit Related Fees

Grant Thornton LLP and PricewaterhouseCoopers LLP did not bill us for any professional services that were reasonably related to the performance of the audit or review of financial statements for either the fiscal years ended December 31, 2013 and 2012, that are not included under Audit Fees above.

Tax Fees

The aggregate fees billed by Grant Thornton and PricewaterhouseCoopers LLP for professional services rendered for domestic and international tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2013 and 2012, were $23,765 and $16,985, respectively.

All Other Fees

The aggregate fees billed by Grant Thornton LLP and PricewaterhouseCoopers LLP for other services for the fiscal years ended December 31, 2013 and 2012, were $0 and $1,800, respectively.

The engagements of Grant Thornton LLP and PricewaterhouseCoopers LLP to perform all of the above-described services were approved by the Audit Committee before we entered into the engagements, and the policy of the Audit Committee is to require that all services performed by the independent registered public accountants be preapproved by the Audit Committee before the services are performed.

PROPOSAL 3.	RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP has served as our independent registered public accounting firm since 2013.  The Audit Committee has appointed Grant Thornton LLP to act in that capacity for the year ending December 31, 2014.

Although we are not required to submit this appointment to a vote of our stockholders, the Audit Committee believes it is appropriate as a matter of policy and a desirable corporate governance practice to request that the stockholders ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.  If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for that nonratification and determine whether to retain Grant Thornton LLP or appoint another independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee may determine to engage a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and the best interests of our stockholders.

It is anticipated that representatives of Grant Thornton LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

Recommendation of the Board

The Board recommends voting “FOR” the ratification of the appointment by the Audit Committee of Grant Thornton LLP as our independent registered public accounting firm.

Vote Required

The ratification of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of more shares than vote against such ratification.  Abstentions and broker nonvotes will not be counted on this matter.

OTHER MATTERS

Management does not know of any business other than that referred to herein that may be considered at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices by voting at www.proxyvote.com or by submitting the written proxy card as instructed.  Voting on the Internet or submitting a written proxy by no means prevents your attending the meeting.

FX ENERGY, INC.
By Order of the Board of Directors

/s/ Scott Duncan
Scott J. Duncan, Secretary
Salt Lake City, Utah
May 2, 2014

Proxy
FX ENERGY, INC.

Annual Meeting of the Stockholders of	(This Proxy Is Solicited on Behalf
FX Energy, Inc., on June 12, 2014	of the Company)

The undersigned hereby appoints David N. Pierce and Scott J. Duncan proxies, and each of them, with full power of substitution, to vote all shares of common stock of FX ENERGY, INC. (the “Company”), that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company (“Annual Meeting”) to be held in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on June 12, 2014, at 10:00 a.m., local time, or any adjournment(s) thereof, such proxies being directed to vote as specified below.  If no instructions are specified, such proxy will be voted “FOR” each proposal.

To vote in accordance with the Board of Directors’ recommendations, sign below.  The “FOR” boxes may, but need not, be checked.  To vote against any of the recommendations, check the appropriate box marked “AGAINST” below.  To instruct the proxies to abstain from voting on proposal two or three below, check the appropriate boxes marked “ABSTAIN” below.

The Board of Directors recommends votes “FOR” the following proposals, each of which has been proposed by the Board of Directors:

1.
To elect David N. Pierce and Dennis B. Goldstein to serve as directors for a term expiring at the 2017 Annual Meeting of the Stockholders of the Company and until a successor is elected and qualified.  To withhold your vote for any individual nominee, strike a line through such nominee’s name.

David N. Pierce	Dennis B. Goldstein

2.	To approve, by advisory vote, the resolution approving the Company’s executive compensation (say-on-pay).

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

FOR	☐	AGAINST	☐	ABSTAIN	☐

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

FOR	☐	AGAINST	☐	ABSTAIN	☐

Please print your name and sign exactly as your name appears in the records of the Company.  When shares are held by joint tenants, both should sign.

Dated:

Signature	Signature (if held jointly)

Print Name	Print Name

PLEASE MARK, SIGN, DATE, AND
RETURN THIS PROXY TO:	FX ENERGY, INC.
3006 HIGHLAND DRIVE, SUITE 206
SALT LAKE CITY, UTAH 84106
FACSIMILE: (801) 486-5575